EXHIBIT A

           COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL
                IF YOU DO NOT WANT TO SELL YOUR INTERESTS AT THIS
     TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE
                              FUND'S TENDER OFFER.

                                                                October 25, 2005

Dear Mezzacappa Long/Short Fund, LLC Member:

         We are writing to inform you of important dates relating to a tender offer by Mezzacappa Long/Short Fund, LLC (the "Fund"). If you are not interested in redeeming your limited liability company interests or a portion of your interests in the Fund (the "Interests") at this time, please disregard this notice and take no action.

         The tender offer period will begin on October 25, 2005 and will end at 12:00 midnight New York time on Monday, November 21, 2005. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

         Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope no later than Monday, November 21, 2005. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

         All tenders of Interests must be received by the Fund's Board of Managers (the "Board"), either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order no later than Monday, November 21, 2005.

         If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call Christopher Nagle (212) 332-2000.

Sincerely,

Mezzacappa Long/Short Fund, LLC






                                       A-1